Exhibit 99.1

Contact:	Bobbie Egan	Nov. 8, 2012
Alaska Airlines
(206) 392-5101

Eric Yeaman Joins Alaska Air Group Board of Directors

SEATTLE - Alaska Air Group's board of directors and Chairman Bill Ayer announced today that Eric Yeaman, president and CEO of Hawaiian Telcom, has been appointed to the board of directors of Alaska Air Group Inc. Yeaman will serve on the board's Audit Committee.
“We're delighted that Eric is joining Air Group's board. Along with his deep financial expertise, he'll bring a distinct perspective from Hawaii, a region that represents one-fifth of Alaska Airlines' network,” Ayer said. “In addition to his impressive career, Eric has an equally impressive community service record that fits well with the Alaska Spirit.”
Yeaman, who becomes Air Group's 11th board member, joined Hawaiian Telcom in 2008. He successfully reorganized the company, returning it to profitability and reducing its debt by more than $800 million.
Yeaman previously served as financial vice president, treasurer and chief financial officer at Hawaiian Electric Industries before joining its parent company, Hawaiian Electric Co., as senior executive vice president and chief operating officer. He also served as chief operating and financial officer for Kamehameha Schools and was a partner at Arthur Andersen LLP.
“Hawaii is known for its vibrant culture, history and aloha spirit,” said Yeaman, who was born and raised in Kona, Hawaii. “I'm looking forward to serving a company that also comes from such a rich background and contributes significantly to our state's economy and community.”
Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves 95 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines has ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates North America Airline Satisfaction StudySM for five consecutive years from 2008 to 2012. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines Newsroom at www.alaskaair.com/newsroom.

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